                                                                   Exhibit 10.14

                                 EMPLOYMENT AGREEMENT


    THIS EMPLOYMENT AGREEMENT made as of the 30th day of December 1996, by and between ENSYS ENVIRONMENTAL PRODUCTS, INC., a Delaware corporation whose name is being changed to STRATEGIC DIAGNOSTICS INC. as of the date hereof (the "Company," which is also hereinafter referred to as the "Employer"), and RICHARD C. BIRKMEYER (the "Executive").

                                     WITNESSETH:

    WHEREAS, Employer agrees to retain the services of Executive, and Executive agrees to work for Employer, all pursuant to the terms and conditions hereinafter set forth;

    NOW, THEREFORE, FOR AND IN CONSIDERATION of the premise, the mutual promise, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

   1. Employment. The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer on the terms and conditions hereinafter set forth.

   2. Capacity. The Executive shall serve as the Chief Executive Officer of Employer. The Executive shall render such services to the Company as are customary for such position and perform all other services incident thereto.

   3. Effective Date and Term. Subject to the provisions of Section 6, the Executive's employment under this Agreement shall remain in effect for the period commencing on the date hereof and terminating on December 31, 1997 ("Initial Term") and shall be automatically extended for periods of one year commencing on December 31, 1997 and on each December 31 thereafter, unless either the Executive or the Employer gives written notice to the other not less than sixty (60) days prior to the date of any such anniversary, of such party's election not to extend the term of the Executive's employment hereunder.

   4. Compensation and Benefits. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

      (a) Salary. For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a salary at the rate, of $164,000 per year, subject to an annual increase of not less than five percent (5%) of the then current annual salary, as determined by the Board of Directors or the Compensation Committee in accordance with the usual practice of the Employer with respect to review of compensation for its senior executives. The Executive's salary shall be payable in periodic installments in accordance with the Employer's usual practice for its senior executives.

      (b) Bonus. In addition to salary under Section 4(a), the Executive shall be entitled to participate in a bonus plan under which he may be entitled to receive an annual bonus in an amount, up to 75 % of such salary, as shall be determined by the Compensation Committee of the Employer's Board of Directors in the beginning of each of the Employer's fiscal years under this Agreement commencing with fiscal 1997. The Compensation Committee and the Executive shall establish reasonable performance goals and targets for such bonus- Upon completion of each year, the Compensation Committee shall review the actual performance against such performance targets and goals and notify the Executive of the amount of the award. Initially, the target annual bonus will be 30% of Executive's salary. The Executive's bonus shall be paid to him within ninety (90) days after the end of the fiscal year to which it relates, whether he remains an employee of the Employer at the date of payment or not.

      (c) Regular Benefits. The Executive shall also be entitled to participate in any and all employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans and other benefit plans from time to time in effect for senior executives of the Employer. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Employer and (iii) the discretion of the Board of Directors of the Employer or any administrative or other committee provided for in or contemplated by such plan, except that all waiting periods for eligibility to participate in employee benefit plans shall be waived by the Employer to the extent permissible. The Employer shall also pay the premiums that come due under Paul Revere Life insurance Company Disability Income Policies 01024761080 and 01026933250.

      (d) Perquisites. The Executive shall be entitled to receive fringe benefits ordinarily and customarily provided by the Employer to its senior officers during the term of his employment hereunder. In any event, the Employer shall provide the Executive with fringe benefits no less favorable to the Executive than those provided by the Employer to any other employee.

      (e) Business Expenses. The Employer shall promptly reimburse the Executive for all travel and other business expenses, including, without limitation, cellular phone expenses, incurred by him in the performance of his duties and responsibilities, subject to such reasonable requirements with respect to substantiation and documentation as may be specified by the Employer.

      (f) Equity Award. The Executive is hereby granted options to purchase 100,000 shares of the Employer's common stock under the Employer's 1995 Stock Incentive Plan at an exercise price of $2.00 per share (the "Option"). The Option will be granted pursuant to an Incentive Stock Option Agreement to be executed contemporaneously herewith in substantially the form of Exhibit A attached hereto and incorporated herein by this reference. The grant of options pursuant to this Section 4(e) shall be without prejudice to further grants to the Executive in the future under any plan adopted by the Employer.

   5. Extent of Service. During his employment hereunder, the Executive shall, subject to the direction and supervision of the Board of Directors of the Employer, devote his full business time, all reasonable efforts and business judgment, skill and knowledge to the advancement of the Employer's interests and to the discharge of his duties and responsibilities hereunder, except for reasonable time spent for service on the boards of directors of other corporations, vacations, civic and charitable activities, and management of personal investments.

   6. Termination and Termination Benefits. Notwithstanding the provisions of Section 3, the Executive's employment hereunder shall terminate under the following circumstances:

      (a) Death. In the event of the Executive's death during the Executive's employment hereunder, the Executive's employment shall terminate on the date of his death; provided, however, that the Employer shall continue to pay an amount equal to the Executive's salary to the Executive's beneficiary designated in writing to the Employer prior to his death (or to his estate, if he fails to make such designation or such beneficiary predeceases him) for a period of twelve months after the date of the Executive's death, at the salary rate in effect on the date of his death, without an increase for any portion of such twelve (12) month period, said payments to be made on the same periodic dates as salary payments have been made to the Executive had he not died.

      (b) Termination by the Employer for Cause. The Executive's employment hereunder may be terminated without further liability on the part of the Employer effective immediately by a majority vote of all of the members of the Board of Directors of the Employer (excluding the Executive) for cause by written notice to the Executive setting forth in reasonable detail the nature of such cause. Only the following shall constitute "cause" for such termination:

          (i) The Executive commits an act constituting fraud or material misrepresentation with respect to the Employer;

          (ii)    The Executive embezzles funds or assets from the Employer;

          (iii) Conviction of the Executive of a felony involving moral turpitude (excluding motor vehicle violations); or

          (iv) Gross and willful failure to perform a substantial portion of his duties and responsibilities hereunder, which failure continues for more than thirty (30) days after written notice given to the Executive pursuant to a majority vote of all of the members of the

                  Board of Directors of the Employer, such vote to set forth in reasonable detail the nature of such failure.

      (c) Termination by the Executive. The Executive's employment hereunder may be terminated effective immediately by the Executive by written notice to the Board of Directors of the Employer, provided that the Executive shall receive the benefits specified in Section 6(e) if he terminates his employment in the event of the following (any of which being referred to herein as "Good Reason"):

          (i) Failure of such Board of Directors to elect the Executive to the office of Chief Executive Officer of the Employer or to continue the Executive in such office;

          (ii)    Failure by the Employer to comply with the provisions of
                  Section 4(a) or 4(c) or any other material breach by the Employer of any other provision of this Agreement; or

          (iii) Election by the Employer not to extend the term of the Executive's employment hereunder in accordance with the provisions of Section 3.

      (d) Termination by the Employer Without Cause. The Executive's employment with the Employer may be terminated without cause by a majority of all of the members of the Board of Directors of the Employer (excluding the Executive) on written notice to the Executive.

      (e) Certain Termination Benefits. Unless otherwise specifically provided in this Agreement or otherwise required by law or by the terms of any employee benefit plan and other compensation plans, programs and structures, or fringe benefit programs in which the Executive is a participant at the time of the termination of his employment with the Company, all compensation and benefits payable to the Executive under this Agreement shall terminate on the date of termination of Executive's employment hereunder. Notwithstanding the foregoing, in the event of termination by the Executive for Good Reason pursuant to Section 6(c) or by the Employer pursuant to Section 6(d), the Executive shall be entitled to the following benefits:

          (i) The Employer shall continue to pay an amount equal to the Executive's salary to the Executive (or the Executive's beneficiary designated in writing to the Employer prior to his death or to his estate, if he fails to make such designation or such beneficiary predeceases him) during a period (the "Severance Period") which shall extend for a period of twelve (12) months after the date of the Executive's termination, at the salary rate in effect on the date of his termination, said payments to be made on the same periodic dates as salary payments would have been made to the Executive had his employment not been terminated; provided that in the event that the Employer shall default in the timely payment of any amount due to the Executive under this Section 6(e) or in the performance of any of its other obligations under this
                  Section 6(e), the Executive, at his option, may accelerate the remaining payments that would become due to him hereunder and such amounts thereupon shall be due and payable forthwith.

          (ii) During the Severance Period, the Executive shall continue to receive all benefits described in Sections 4(c) existing on the date of termination (except for any cash bonus plans which shall be prorated through the date of termination). For purposes application of such benefits the Executive shall be treated as if he had remained in the employ of the Employer, with a total annual salary at the rate in effect on the date of termination.

          (iii) In addition to, but not in limitation of, the rights which the Executive otherwise may have and except as expressly provided in any award subsequent to the grant of the stock options contemplated by Section 4(f), any restrictions remaining on any restricted shares issued to the Executive under the Employer's restricted plans shall immediately lapse, any performance shares issued to the Executive under the Employer's incentive stock plans shall immediately vest, and any stock options and stock appreciation rights granted to the Executive shall become exercisable immediately, and the Executive may exercise all such options or stock appreciation rights within the later of the remainder of their term or one year after the expiration of the Severance Period.

          (iv) If, in spite of the provisions of Section 6(e)(ii) above, benefits or service credits under any benefit plan shall not be payable or provided under any such plan to the Executive, or to the Executive's dependents, beneficiaries or estate, because the Executive is no longer deemed to be an employee of the Employer, the Employer shall pay or provide for payment of such benefits and service credits for such benefits to the Executive, or to the Executive's dependents, beneficiaries or estate; provided, however, that the Employer shall have no obligations with respect to the federal or state income tax treatment of the exercise of any stock options or other stock rights held by the Executive under any of the Employer's stock incentive plans.

      (f) No Set-off. The amounts payable to Executive under Section 6(e) shall be treated as damages but as severance compensation to which the Executive is entitled by on of termination of his employment, and the Employer shall not be entitled to any set-off against, or reduction of, such amounts for any reason whatsoever. Notwithstanding any other provision of this Agreement, the Executive shall be under no obligation to seek or accept any employment after termination of employment with the Employer for any reason.

   7. Disability. If, due to physical or mental illness, the Executive shall be disabled so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Employer, acting through its Board of Directors, may designate another executive to act in his place during the period of such disability. Notwithstanding any such designation, the Executive shall continue to receive his full salary and benefits under
Section 4 of this Agreement for a minimum of nine (9) months (net of any amounts paid to the Executive during such nine (9) month period pursuant to Employer's disability income plan, if any), and shall continue to participate in the Employer's benefit plans and to receive other benefits as specified in
Section 4 until the expiration of his term of employment hereunder. If any questions shall arise as to whether during any period the Executive was disabled so as to be unable to perform substantially all of his duties and responsibilities hereunder due to physical or mental illness, the Executive may, and at the request of the Employer will, submit to the Employer a certification in reasonable detail by a physician selected by the Executive or his guardian to whom the Employer has no reasonable objection as to whether the Executive was so disabled and such certification shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit such certification, the Employer's determination of such issue shall be binding on the Executive.

   8. Withholding. All payments made by the Employer under this Agreement shall be net of any tax or other amounts required to be withheld by the Employer under applicable law.

   9. Non-Disclosure, Non-Competition and Non-Solicitation Covenants.

      (a) Definitions. For purposes of this Section 9, the following terms shall have the following respective meanings:

          (i) "Competitive Position" shall mean (i) the direct or indirect equity ownership or control of all or any portion of a "Competitor" (as hereinafter defined), or (ii) any employment, consulting, partnership, advisory, directorship, agency, promotional or independent contractor arrangement between Executive and any Competitor whereby Executive is required to perform services substantially similar to those that he is to perform for Employer hereunder.

          (ii) "Competitor" shall refer to any person or entity engaged, wholly or partly, in the business of distributing, manufacturing, marketing, selling,servicing, repairing environmental testing devices.

          (iii) "Confidential Information" shall mean any and all proprietary and confidential data or information of Employer or any of its affiliates, other than "Trade Secrets" (as hereinafter defined), which is of tangible or intangible value to Employer or any of its affiliates and is not public information or is not generally known or available to Employer's competitors but is known only to Employer or its affiliates and their employees, independent contractors or agents to whom it must be confided in order to apply it to the uses intended.

          (iv)    "Restricted Territory" shall mean the United States of
                  America.

          (v) "Trade Secrets" shall mean all knowledge, data and information of Employer or any of its affiliates which is defined as a "trade secret" under applicable law.

          (vi) "Work Product shall mean all work product, property, data, documentation, "know-how", concepts, plans, inventions, improvements, techniques,processes or information of any kind, prepared, conceived, discovered, developed or created by Executive in connection with the performance of his services hereunder.

      (b) Acknowledgments. Executive hereby acknowledges and agrees that during the term of this Agreement (i) Executive will frequently be exposed to certain Trade Secrets and Confidential Information; (ii) Executive's responsibilities on behalf of Employer will extend to all geographical areas of the Restricted Territory; and (iii) any competitive activity on Executive's part during the term of this Agreement, or any competitive activity on Executive's part in the Restricted Territory for a reasonable period thereafter, would necessarily involve Executive's use of Employer's Trade Secrets and Confidential Information and would unfairly threaten Employer's legitimate business interests, including its substantial investment in the proprietary aspects of its business and the goodwill associated with its customer base. Moreover, Executive acknowledges that, in the event of the termination of this Agreement, Executive would have sufficient skills to find alternative, commensurate work in his field of expertise that would not involve a violation of any of the provisions of this
Section 9. Therefore, Executive acknowledges and agrees that it is reasonable for Employer to require Executive to abide by the covenants set forth in this
Section 9. The parties acknowledge and agree that if the nature of Executive's responsibilities for or on behalf of Employer or the geographical areas in which Executive must fulfill such responsibilities materially change, the parties will execute appropriate amendments to the scope of the covenants in this Section 9.

      (c) Nondisclosure: Ownership of Proprietary Property.

          (i) In recognition of Employer's need to protect its legitimate business interests, Executive hereby covenants and agrees that: (A) with regard to each item constituting a Trade Secret, at all times during which such item shall constitute a Trade Secret (before or after termination of this Agreement); and (B) with regard to any Confidential information, at all times during the term of this Agreement and for a period of three (3) years following the expiration or termination of this Agreement for any reason, Executive shall regard and treat each item constituting a Trade Secret and all Confidential Information as strictly confidential and wholly owned by Employer and will not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party for any purpose other than in accordance with this Agreement or as required by applicable law.

          (ii) Executive shall immediately notify Employer of any intended or unintended, unauthorized disclosure or use of any Trade Secrets or Confidential Information by Executive or any other person or entity of which Executive becomes aware. Executive shall cooperate fully with Employer in the procurement of any protection of Employer's rights to or in any of the Trade Secrets or Confidential Information.

          (iii) Immediately upon expiration or termination of this Agreement for any reason, or if notice of termination is required hereunder, upon receipt of such notice, or at any time after such termination or notice upon the specific request of Employer, Executive shall return to Employer all written or descriptive materials of any kind in Executive's possession or to which Executive has access that constitute or contain any Confidential information or Trade Secrets, and the confidentiality obligations described in this Agreement shall continue until their expiration under the terms of this Agreement.

          (iv) To the greatest extent possible, any Work Product shall be deemed to be "work made for hire" (as defined in the Copyright Act, 17 U.S.C.A. Section 101 et seq., as amended) and owned exclusively by Employer. Executive hereby unconditionally ad irrevocably transfers and assigns to Employer all rights, title and interest Executive currently has or in the future may have, by operation of law or otherwise, in or to any Work product, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights. Executive agrees to execute and deliver to Employer any transfers, assignments, documents or other instruments which Employer may deem necessary or appropriate to vest complete title and ownership of any Work Product, and all rights therein, exclusively in Employer.

      (d) Non-competition. In recognition of Employer's need to protect its legitimate business interests, Executive hereby covenants and agrees that during the term of this Agreement, Executive will not, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in furtherance of a Competitive Position. Executive further agrees that for three (3) years following expiration or termination of this Agreement for any reason, Executive will not, either directly or indirectly, alone or in conjunction with any other party, accept, enter into or take any action in furtherance of a Competitive Position within the Restricted Territory (other than action to reject an offer of a Competitive Position or to notify Employer of the offer pursuant to the requirements of the next sentence of this Section 9(d)).

      (e) Non-solicitation of Customers. Executive hereby covenants and agrees that (i) during the term of this Agreement, Executive will not, either directly or indirectly, alone or in conjunction with any other party, solicit, divert or appropriate or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of Employer for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by Employer during the term of this Agreement; and (ii) for a period of three (3) years following expiration or termination of the term of this Agreement for any reason, Executive will not, either directly or indirectly, alone or in conjunction with any other party, solicit, divert or appropriate, or attempt to solicit, divert or appropriate any customer or actively sought prospective customer of Employer for the purpose of providing such customer or actively sought prospective customer with services or products competitive with those offered by Employer during the term of this Agreement.

      (f) Nonsolicitation of Employer Personnel. Executive hereby agrees that during the term of this Agreement, except to the extent that he is required to do so in connection with his responsibilities hereunder, Executive will not, either directly or indirectly, alone or in conjunction with any other party, solicit or attempt to solicit any employee, consultant, contractor or other personnel of Employer to terminate, alter or lessen such party's affiliation with Employer or to violate the terms of any agreement or understanding between such party and Employer. Executive further agrees that during the three (3) year period following expiration or termination of this Agreement for any reason, Executive will not, either directly or indirectly, alone or in conjunction with any other party, solicit or attempt to solicit any "key" (as that term is hereinafter defined) employee, consultant, contractor or other personnel of Employer to terminate, alter or lessen that party's affiliation with Employer or to violate the terms of any agreement or understanding between such party and Employer. For purposes of the preceding sentence "key" employees, consultants, contractors or other personnel of Employer are those with knowledge of or access to Employer's Trade Secrets or Confidential Information.

      (g) Remedies. Executive agrees that damages at law for Executive's violation of any of the covenants in this Section 9 would not be an adequate or proper remedy and that, should Executive violate or threaten to violate any of the provisions of such covenants, Employer or its successors or assigns shall be entitled to seek a temporary or permanent injunction against Executive in any court having jurisdiction prohibiting any further violation of any such covenants, in addition to any award or damages (compensatory, exemplary or otherwise) for such violation. The Executive agrees not to raise as a defense to such action that Employer has an adequate remedy at law.

      (h) Partial Enforcement. Employer has attempted to limit the rights of Executive to compete only to the extent necessary to protect Employer from unfair competition. Employer, however, agrees that, if the scope of enforceability of any of these restrictive covenants is in any way disputed at any time, a court or other trier of fact may modify and enforce such covenant to the extent that it believes to be reasonable under the circumstances existing at the time.

      (i) Survival. Notwithstanding any expiration or termination of this Agreement, the provisions of this Section 9 shall survive and remain in full force and effect, as shall any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.

   10. Assignment; Successors and Assigns, etc. Neither the Employer nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent or the other party and without such consent any attempted transfer or assignment shall be null and of no effect; provided, however, that the Employer may assign its rights under this Agreement without the consent of the Executive in the event the Employer shall hereafter effect a reorganization, consolidate with or merge into any other Person, or transfer all or substantially all of its properties or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive's death prior to the completion by the Employer of all payments due him under this Agreement, the Employer shall continue such payments to the Executive's beneficiary designated in writing to the Employer prior to his death (or to his estate, if he fails to make such designation or such beneficiary predeceases him).

   11. Payments to the Executive. The Employer shall pay the reasonable attorneys' fees and disbursements incurred by the Executive in connection with the preparation and negotiation of this Agreement. If litigation shall be instituted to enforce or interpret any provision hereof and the Executive shall prevail, the Employer will reimburse the Executive for his reasonable attorneys' fees and disbursements incurred in such proceeding and will pay prejudgment interest at the legal rate then in effect on any money judgment or award obtained by the Executive in such proceeding.

   12. Enforceability. The unenforceability or invalidity of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions hereof, but such remaining provisions shall be construed and interpreted in such a manner as to carry out fully the intent of the parties hereto; provided, however, that should any judicial body interpreting this Agreement deem any provision hereof to be unreasonably broad in time, territory, scope or otherwise, it is the intent and desire of the parties hereto that such judicial body, to the greatest extent possible, reduce the breadth of such provision to the maximum legally allowable parameters rather than deeming such provision totally unenforceable or invalid.

   13. Waiver. No waiver, termination or discharge of this Agreement, or any of the terms or provisions hereof, shall be binding upon either party hereto unless confirmed in writing. No waiver by either party hereto of any term or provision of this Agreement or of any default hereunder shall affect such party's right thereafter to enforce such term or provision or to exercise any right or remedy in the event of any other default, whether or not similar.

   14. Notices.

      (a) All notices, consents, requests and other communications hereunder shall be in writing and shall be sent by hand delivery, by certified or registered mail (return-receipt requested), by facsimile or by a recognized national overnight courier service as set forth below.

        If to Employer:    Strategic Diagnostics Inc.
                           128 Sandy Drive
                           Newark, Delaware 19713-1147
                           Attn:     Chairman of the Board

        with a copy to:    William B. Marianes, Esq.
                           Troutman Sanders LLP
                           600 Peachtree Street, N.E.
                           Suite 5200
                           Atlanta, Georgia 30308-2216

        If to Executive:   Richard C. Birkmeyer
                           c/o Strategic Diagnostics Inc.
                           128 Sandy Drive
                           Newark, Delaware 19713-1147

      (b) Notices delivered pursuant to this Section 14 hereof shall be deemed given: at the time delivered, if personally delivered, three (3) business days after being deposited in the mail, if mailed; and one (1) business day after timely delivery to the courier, if by overnight courier service.

      (c) Either party hereto may change the address to which notice is to be sent by written notice to the other party hereto in accordance with this
Section 14.

   15. Headings. The titles, captions and headings contained in this Agreement are inserted by convenience of reference only and are not intended to be part of or to affect in any way the meaning or interpretation of this Agreement.

   16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

   17. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.

   18. Governing Law. This is a Delaware contract and shall be construed under and be governed in all respects by the laws of the State of Delaware.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

                             "Employer"

ATTEST:                      ENSYS ENVIRONMENTAL PRODUCTS, INC.


/s/ DAN DAMSTRA              By:       /s/ GROVER C. WRENN
----------------------                 -----------------------

                             Title:    PRESIDENT & CEO
                                       -----------------------

                             "Executive"

WITNESS:                     RICHARD C. BIRKMEYER
----------------------       ---------------------------------

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first written above.

                             "Employer"

ATTEST:                      ENSYS ENVIRONMENTAL PRODUCTS, INC.


----------------------       By:------------------------------

                             Title:---------------------------




                             "Executive"

WITNESS:                     RICHARD C. BIRKMEYER


 /s/ ANNE CAVANAUGH          /s/ RICHARD C. BIRKMEYER
----------------------       --------------------------------

                                      Exhibit A
                       Form of Incentive Stock Option Agreement

                                 AMENDED AND RESTATED
                          ENSYS ENVIRONMENTAL PRODUCTS, INC.
                              1995 STOCK INCENTIVE PLAN
                           INCENTIVE STOCK OPTION AGREEMENT

100,000                                          December 30, 1996
No. of Shares                                    Date of Grant


    Pursuant to the Amended and Restated EnSys Environmental Products, Inc. 1995 Stock Incentive Plan (the "Plan"), EnSys Environmental Products, Inc. (the "Company") hereby grants to Richard C. Birkmeyer (the "Optionee") an option (the "Option") to purchase on or prior to December 30 , 2006 (the "Expiration Date') all or any part of One Hundred Thousand (100,000) shares (the "Option Shares") of "Stock" (as defined in Section 2 of the Plan) at a price of $ per share of Stock in accordance with the schedule set forth in
Section 1 hereof and subject to the terms and conditions set forth hereinafter and in the Plan. This Option shall be construed in a manner to qualify it as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the maximum extent permitted.

   1. Vesting of Option. Subject to the provisions of Sections 4 and 5 hereof and the discretion of the "Board" (as defined in Section 1 of the Plan) to accelerate the vesting schedule hereunder, this Option shall become vested and exercisable with respect to the following number of Option Shares according to the timetable set forth below:

                   Number of Shares of Stock   Cumulative Number of
                     Vested and Becoming      Shares of Stock Available
   Date             Available for Exercise         for Exercise
   ----             ----------------------         ------------

December 30, 1996           25,000                    25,000

December 30, 1996           25,000                    50,000

December 30, 1996           25,000                    75,000

December 30, 1996           25,000                   100,000


   2. Manner of -Exercise. The Optionee may exercise this Option only in the following manner: from time to time on or prior to the Expiration Date of this Option, the Optionee may give written notice to the Board of his election to purchase some or all of the vested Option Shares purchasable at the time of such notice as determined in accordance with the cumulative number of shares of Stock available for exercise specified in the third column of the schedule set forth in Section 1 hereof. Said notice shall specify the number of shares of Stock to be purchased.

      (a) Payment of the purchase price for the Option Shares may be made by

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one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Board; or (ii) in the form of shares of Stock that are not then subject to restrictions under any Company plan (subject to the Board's discretion); or (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price; provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Board shall prescribe as a condition of such payment procedure.
Payment instruments will be received subject to collection.

      (b) The delivery of certificates representing the Option Shares will be contingent upon the Company's receipt from the Optionee of full payment therefor, as set forth above, and any agreement, statement or other evidence as the Company may require to satisfy itself that the issuance of Option Shares to be purchased pursuant to the exercise of Options under this Agreement and any subsequent resale of the shares of Stock will be in compliance with applicable laws and regulations.

      (c) If requested upon the exercise of this Option, certificates for shares may be issued in the name of the Optionee jointly with another person or in the name of the executor or administrator of the Optionee's estate.

      (d) Notwithstanding any other provision hereof or of the Plan, no portion of this Option shall be exercisable after the Expiration Date hereof.

   3. Non-transferability of Option. This Option shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution and this Option shall be exercisable, during the Optionee's lifetime, only by the Optionee or his legal representative.

   4. Termination of Employment. If the Optionee's employment by the Company or a Subsidiary (as defined in Section 1 of the Plan) is terminated, the period within which to exercise the Option shall be subject to the provisions set forth below. For this purpose, an approved leave of absence or a transfer of employment from the Company to a Subsidiary, from a Subsidiary to the Company or from a Subsidiary to another Subsidiary shall not be deemed a "termination of Optionee's employment.'

      (a) Termination Due to Death. If the Optionee's employment terminates by reason of death, any Option held by the Optionee may be exercised, to the extent exercisable at the date of death, by the Optionee's legal representative or legatee for a period of 180 days from the date of death or until the Expiration Date, if earlier.

      (b) Termination Due to Disability. If the Optionee's employment terminates by reason of Disability (as defined in Section 1 of the Plan), any

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Option held by the optionee may be exercised, to the extent exercisable on the date of termination, for a period of twelve months from the date of termination or until the Expiration Date, if earlier.

      (c) Termination for Cause. If the Optionee's employment terminates for Cause (as defined in Section 1 of the Plan), any Option held by the Optionee shall terminate immediately and be of no further force and effect.

      (d) Other Termination. If the Optionee's employment terminates for any reason other than death, Disability or Cause, and unless otherwise determined by the Board, any Option held by the Optionee may be exercised, to the extent exercisable on the date of termination for a period of one year from the date of termination or until the Expiration Date, if earlier.

      (e) Termination without Cause or for Good Reason. Notwithstanding anything herein to the contrary, in the event the Company terminates Optionee's employment without Cause or Optionee terminates his employment for Good Reason' (as hereinafter defined), all of the Options granted pursuant to Section 1 hereof shall immediately become vested and exercisable in accordance with the terms hereof. For purposes of this Agreement, each of the following events shall constitute Good Reason' for Optionee to terminate his employment with the Company:

          (i) Failure of the Board to elect Optionee to the office of Chief Executive Officer of the Company or to continue the Optionee in such office;

          (ii) Any material breach by the Company of any provision of any Employment Agreement then in effect with Optionee; or

          (iii) Election by the Company not to extend the term of Optionee's employment under any Employment Agreement then in effect with Optionee.

   5. Change of Control. In the event of a "Change of Control" (as defined in Section 12 of the Plan), each Option will automatically become exercisable to the extent provided in Section 12 of the Plan, as in effect on the date of grant of this Option.

   6. Option Shares. The Option Shares are shares of Stock of the Company as constituted on the date of this Option, which are subject to adjustment as provided in Section 3(b) of the Plan.

   7. No Special Employment Rights. This Option will not confer upon the Optionee any right with respect to continuance of employment by the Company or a Subsidiary, nor will it interfere in any way with right of the Optionee's employer to terminate the Optionee's employment at any time.

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   8. Rights as a Shareholder.  The Optionee shall have no rights as a shareholder with respect to any shares of Stock which may be purchased by exercise of this Option unless and until a certificate or certificates representing such shares are duly issued and delivered to the Optionee. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

   9. Qualification under Section 422. It is understood and intended that the option granted hereunder shall qualify as an "incentive stock option" as defined in Section 422 of the Code to the maximum extent permitted by law. Accordingly, the Employee understands that the loss of the benefits of an incentive stock option under Section 422 of the Code may result from a sale or other disposition of any shares of Stock acquired upon exercise of the Option within the one-year period beginning on the day after the day of the transfer of such shares of Stock to him, nor within the two-year period beginning on the day after the grant of the Option. If the Employee intends to dispose or does dispose (whether by sale, gift, transfer or otherwise) of any such shares of Stock within said periods, he will notify the Company within thirty (30) days after such disposition. In addition, no more than $100,000 of the aggregate fair market value (as defined in the Plan) of Stock Options (as defined in Section 1 of the Plan) granted under the Plan may become exercisable for the first time by the Optionee during any calendar year and be treated as incentive stock options under Section 422 of the Code.

  10. Tax Withholding. No later than the date as of which part or all of the value of any of the Option Shares first becomes includable in the Optionee's gross income for Federal tax purposes, the Optionee shall make arrangements with the Company in accordance with Section 8 of the Plan regarding the payment of any federal, state or local taxes required to be withheld with respect to the income.

  11. The Plan. In the event of any discrepancy or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall control, provided that, it is understood and acknowledged that in the event of any termination of Optionee's employment other than due to death, disability or for cause, the provisions of Sections 4(d) and 4(e) of this Agreement shall control.

  12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and the same instrument.

  13. Miscellaneous. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to Optionee at the address set forth below or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

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                        ENSYS ENVIRONMENTAL PRODUCTS, INC.


                        By:       /s/ ROBERT E. FINNIGAN
                           ------------------------------------------
                           Member of the Compensation Committee of the Board of Directors of EnSys Environmental Products, Inc.


    Receipt of the foregoing Option is acknowledged and its terms and conditions are hereby agreed to:


                           ------------------------------------------
                           Richard C. Birkmeyer (Optionee)

Date:------------------    Address:----------------------------------

                           ------------------------------------------

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  12. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together constitute one and the same instrument.

  13. Miscellaneous. Notices hereunder shall-be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to optioned at the address set forth below or, in either case, at such other address as one party may subsequently furnish to the other party in writing.

                        ENSYS ENVIRONMENTAL PRODUCTS, INC.


                        By: ------------------------------------------
                            Member of the Compensation Committee of
                            the Board of Directors of EnSys Environmental Products, Inc.


    Receipt of the foregoing Option is acknowledged and its terms and conditions are hereby agreed to:

                                    /s/  RICHARD C. BIRKMEYER
                             ------------------------------------------
                             Richard C. Birkmeyer (Optionee)

Date:   December 30, 1996    Address:      10 Stage Rd.
       ------------------             ----------------------------
                                           Newark, DE  19711
                             -------------------------------------

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